EXHIBIT A TO

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION FOR

ROYAL ENERGY RESOURCES, INC.

FOURTH:

(a)	AUTHORIZED CAPITAL. The total number of shares of all class of stock which the Corporation shall have authority to issue is 510,000,000, of which 500,000,000 shares, par value of $0.00001, shall be designed as Common Stock ("Common Stock") and 10,000,000 shares, par value of $0.00001, shall be designated as preferred stock ("Preferred Stock").

All other provisions under Article FOURTH remain as set forth in the Certificate of Amendment filed December 12, 2007.

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